Exhibit 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 1st day of July, 2010, is entered into by Cancer Genetics, Inc., a Delaware corporation with its principal place of business at 201 State Route 17, Rutherford, New Jersey, 07070 (the “Company”), and Edmund Cannon, with an address at 59 Granite Lane, Barnstable, Massachusetts, 02630 (the “Consultant”).

1.	Consulting Services. The Company hereby retains the Consultant, and the Consultant hereby agrees, to provide to the Company consulting services in connection with the Company’s clinical lab business. In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor, and this Agreement shall not be construed to create any employee-employer relationship between the Consultant and the Company.

2.	Compensation. In consideration for the Consultant’s services, the Company hereby agrees to provide the Consultant with compensation at the rate of Two Thousand ($2,000) Dollars per calendar quarter for consulting on the Company’s behalf (“Consulting Fees”), effective as of the date first above executed.

In addition, the Company hereby agrees to provide the Consultant with One Hundred ($100) Dollars for each hour the Consultant spends consulting on the development of new business opportunities for the Company (“Business Development Fees”). The Consultant will invoice the Company in a means specified by the Company. The Consultant also agrees the Company must authorize the Consultant’s time in writing via email before Company will be obligated to pay Business Development Fees.

3.	Freedom to Contract. The Consultant represents that he is not a party to any existing agreement which would prevent this entering into this Agreement.

4.	Location. The Consultant shall perform consulting services under this Agreement at a location to be chosen by the Company, and acceptable to the Consultant.

5.	Termination. This Agreement shall have a term of one (1) calendar year, or four quarters, from the date hereof, provided that the Consultant’s consultancy may be earlier terminated by either the Company or the Consultant for cause or upon the death or permanent disability of the Consultant.

6.

Proprietary Information. The Consultant hereby agrees to hold and maintain confidential and private in trust for the benefit of the Company all papers, plans, drawings, designs, devices, research data, machines or compositions, specifications, methods, processes, techniques, know-how, formulae, customer and supplier lists, personnel and financial data, plans, trade secrets, and all proprietary information to the extent designated as confidential (hereinafter, “Confidential Information”) belonging to the Company of which the Consultant may acquire knowledge in connection with the furnishing of consulting services to the Company under this Agreement.

7.	Indemnification. The Company shall indemnify the Consultant against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit, or proceeding, whether civil or criminal, to which he be made a party or with which he may be threatened by reason of his having been a Consultant to the Company. No indemnification shall be made hereunder (a) with respect to payment and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit, or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Company or (b) as otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which the Consultant may otherwise be entitle and shall inure to the benefit of the executor or administrator of the Consultant.

8.	Assignment. The rights and obligations of the Agreement are for personal services and may not be assigned or delegated by the Consultant.

9.	Amendment and Waiver. Neither this agreement nor any term, covenant, condition, or other provision hereof may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

10.	Government Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

11.	Entire Agreement. This Agreement embodies the entire agreement between the Company and the Consultant, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

12.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered when given by registered or certified main addressed to the party to whom such notice is given at the address of such party hereinafter set forth or at such address as such party may provide to the other in writing from time to time.

If to the Company, to:	If to the Consultant, to:

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Panna Sharma 201 State Route 17, 2nd floor Rutherford, NJ 07070	Edmund Cannon 59 Granite Lane Barnstable, Massachusetts 02630

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer duly authorized and the Consultant has hereunto set his hand and seal, all as of the day and year first written above.

COMPANY		CONSULTANT

By:	/s/ Panna Sharma	By:	/s/ Edmund Cannon
	Panna Sharma, CEO		Edmund Cannon

Date:	July 27-2010	Date:	July 30-2010

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